EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Thor Industries, Inc. on Form S-3 of our report dated September 21, 2001, appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Thor Industries, Inc. for the year ended July 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Dayton, Ohio
November 9, 2001